Exhibit 99.1

VIVUS, Inc.

Moderator:          Tim Morris

November 8, 2010

3:30 p.m. CT

Operator:                                                                    Good day, ladies and gentlemen, and welcome to your VIVUS third-quarter 2010 results conference call.  At this time all participants are in a listen-only mode.  Later we will conduct a question and answer session and instructions will follow at that time.  If anyone should require operator assistance during the conference, please press star and then zero on your touchtone telephone.  As a reminder, this conference call is being recorded.  I would now like to turn the call over to your host, Mr. Tim Morris.  Please go ahead, sir.

Tim Morris:                                                        Thank you, operator.  Before we get started, I’d like to remind you that during this conference call, VIVUS will make certain statements in this call that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements may be identified by the use of forward-looking words such as anticipate, believed, planned, estimated, and intend, among others.  These forward-looking statements are based on VIVUS’s current expectations, and actual results could differ materially.

There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the timing and substance of VIVUS’s written response to the FDA’s complete response letter; the FDA’s interpretation of the information VIVUS submits relating to the teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study, or OB-305; their requests, if any, to conduct additional clinical trials; substantial competition; uncertainties of patent protection and litigation; reliance on sole-source suppliers; limited sales and marketing resources and dependence upon third parties; risks related to the development of innovative products; and risks related to the failure to obtain FDA clearances or approval; and noncompliance with FDA regulations.

As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products.  There are no guarantees that our response to the FDA’s CRL will be sufficient to satisfy the FDA’s safety concerns, and that the FDA will not require us to conduct any additional studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful.

VIVUS does not undertake an obligation to update or revise any forward-looking statements.  Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2009, and periodic reports filed with the Securities and Exchange Commission.

I will now turn the call over to Mr. Leland Wilson, CEO of VIVUS.

Leland Wilson:                                      Thank you, Tim.  Good afternoon and thank you for joining us today.  Joining me on the call, along with Tim, is VIVUS’s President, Peter Tam.

On today’s call, we will first review the Qnexa CRL received on October 28, 2010, and our planned response.  Then we will summarize the results of OB-305, the SEQUEL study we released in late September.  We will then provide an update on the EU filing for Qnexa, followed by an update on avanafil.  We will then summarize the MUSE transaction, and finally, we’ll provide an update on the cash balance and guidance for the end of the year.

As we previously discussed on October 28, 2010, we received a complete response letter, or CRL, from the FDA regarding the Qnexa NDA.  The FDA issued the CRL to communicate its decision that the NDA cannot be approved in its present form.

We are preparing our response to the FDA’s request for information and are on schedule to submit our response by December 15.  The CRL included requests for additional analyses to help the FDA further assess teratogenicity and cardiovascular safety.

For teratogenicity, the FDA requested a comprehensive assessment of topiramate’s and Qnexa’s teratogenic potential. As part of our response, we are compiling analyses integrating existing nonclinical and clinical data, including published research on topiramate.  Our response will include a detailed plan to mitigate any potential risk in women of childbearing potential.

For cardiovascular safety, the FDA asked VIVUS to provide evidence that the elevations in heart rate associated with Qnexa do not increase the risk for major adverse cardiovascular events.  In our response, we will provide several new analyses, which would include data from our SEQUEL and sleep apnea studies.  Data from SEQUEL and sleep apnea studies were not included in the original NDA.

The CRL also included a request for submission of the final study report from the two-year SEQUEL study.  Peter will review the results from the SEQUEL study momentarily.

Topline results from this study were announced by VIVUS on September 21, 2010, and a final study report is being prepared as part of our response to the FDA.  The FDA also requested a safety update of any new adverse events since the last safety update.  Finally, the FDA stated that, if approved, Qnexa would be a Schedule IV drug due to the phentermine component.

FDA comments on final labeling and REMS are expected after the written response is accepted.  We believe we have sufficient data from existing studies with Qnexa to satisfy the FDA’s request.  In the CRL, no new clinical studies were requested.  However, in the event that FDA concerns are not alleviated by the information in our response, additional clinical studies may be required.

We are working with our regulatory advisors and the FDA to optimize our response strategy.  We are on schedule to submit our answers to the questions raised in the CRL by mid-December.  The FDA will tell us if our response is adequate.  If it is adequate, then our formal amendment to the NDA will be submitted.

To date, we have not requested a meeting with the FDA.  We may in the future request a meeting with the agency to discuss our response.  We are focused on the ultimate approval of Qnexa and will adjust our regulatory strategy as necessary.

And with that, I’ll turn the call over to our President, Peter Tam.

Peter Tam:                                                            Thanks, Lee.  In September, we announced topline results from the two-year study SEQUEL, or OB-305, a 52-week extension study for a subset of patients who completed the previously reported 56-week CONQUER study.  The total study period was 108 weeks.

SEQUEL included 675 obese or overweight patients who had two or more weight-related comorbidities and an average baseline BMI of 36.1.  Patients in the study taking the top dose of Qnexa achieved and maintained average weight loss of 11.4 percent of their initial body weight, or 26 pounds at the end of two years on an ITT-LOCF basis.

Consistent with the first-year experience, Qnexa therapy was well tolerated with no new or unexpected adverse events.  The most common side effects seen were constipation, tingling, dry mouth, altered taste, and insomnia.

In addition to sustained weight loss greater than 10 percent over two years, Qnexa demonstrated other benefits.  Weight loss with Qnexa in SEQUEL was associated with statistically significant improvements in weight-related comorbidities such as hypertension, dyslipidemia, and diabetes.

Importantly, among patients with diabetes at baseline — without diabetes at baseline, the incidence of new onset of Type II diabetes was reduced by 54 percent and 76 percent for mid- and top dose, respectively, as compared to placebo.

The completion rate in SEQUEL was approximately 83 percent for both Qnexa doses and 86 percent for the placebo group.  Discontinuations due to adverse events were 3.9 and 4.1 percent for the mid- and top dose, respectively, and 2.6 percent for the placebo group, with no single adverse event leading to discontinuation in more than 1 percent of patients.  We are currently preparing the final study report to be submitted to the FDA as requested by the FDA in the CRL.

For our European filing, as we have stated previously, we are on track to file for approval of Qnexa in Europe by the end of this year.  It is our view that the CRL received in October would not affect the European filing as planned.  We are filing for a European approval under the centralized procedure.

For avanafil, we continue to make progress with its development program and the assembly of the NDA.  We have completed the long-term safety study, TA-314.  TA-314 was an open-label safety study of avanafil that evaluates the long-term safety and tolerability of avanafil.  TA-314 was conducted over a one-year period in approximately 700 patients across 40 U.S. centers.  Patients completing either the 12-week REVIVE or REVIVE-Diabetes studies are eligible to participate in TA-314. Results of this study are expected this month.

We continue to make progress in filing the NDA for avanafil.  Our team held a pre-NDA meeting with FDA in late October.  In our pre-NDA meeting, we confirmed with the FDA that the post-radical prostatectomy study for avanafil, TA-303, does not need to be included in the NDA.  We plan to submit the study report for TA-303 as a supplement later on.

Based on the meeting, we confirmed we are on track for a filing in the first half of 2011.

I will now turn the call over to Tim to discuss our financial results and the IR activities. Tim?

Tim Morris:                                                        Thank you, Peter.  At the end of September, VIVUS had cash, cash equivalents, and available-for-sale securities of approximately $158 million. This compares to the $175 million we had on the balance sheet at the end of June.  The decrease in cash of $17 million for the quarter is primarily due to cash used in operations.

As we stated last time, we continue to conserve cash and have curtailed several planned expenditures.  Based on the remaining planned expenditures for the year, we estimate our cash and securities balance at the end of the year will be in excess of $135 million.

As we announced this morning, we have closed the sale of MUSE to Meda.  As our European partner, we had a long-standing relationship with Meda.  Based on their experience with MUSE and their desire to expand in the United States, we believe Meda is an excellent fit to take over MUSE.

The purchase price was $23.5 million, which included $22 million upfront and a potential milestone of $1.5 million.  The milestone is based upon achievement of certain MUSE revenue targets.  The transaction includes all the MUSE patents and IP, the NDA and foreign approvals, existing inventory, and a manufacturing facility in New Jersey.  A majority, if not most, of the MUSE employees have accepted positions with Meda.  VIVUS retains the accounts receivable and any pre-closing — pre-closing liabilities.

In conjunction with the transaction, we prepaid the amounts owed to Crown Bank for the mortgage on the facility and regained the rights to MUSE and avanafil through the repayment amounts owed to Deerfield Management and their affiliates.  Deerfield has no residual rights to MUSE or avanafil.

From an accounting standpoint, we have accounted for the transaction as discontinued operations.  All of the historical classifications relating to the MUSE business have been reclassified in the financials and presented in the discontinued operations line.  All residual accounting for the MUSE business will run through this line item, and I would guide analysts to remove MUSE from their models.  As it relates to the rest of the financial results, I refer you to the press release for more information on the third-quarter and nine-month results.

On the investor relations front, we will continue to participate in several investor conferences throughout the remainder of the year.  This week, I will present at the Credit Suisse Healthcare Conference in Phoenix.  Next week, I will be in New York City at the Lazard Healthcare Conference.  In December, we will present at the Canaccord Adams Diabetic and Metabolic Conference, and lastly, we will present at the Deutsche Bank BioFEST in Boston on December 14.

With that, I’d like to turn the call back over to Leland for some closing comments before Q&A.

Leland Wilson:                                      Thank you, Tim.  For the next six weeks, we will remain focused on, one, responding to the FDA and our CRL.  Number two, filing for approval of Qnexa in the EU.

I’d like to mention that I appreciate all the excellent efforts of our clinical and regulatory groups to date in both of the — all of the regulatory activity that we’ve conducted over the years with — at VIVUS, but most specifically the excellent work that’s being conducted today on Qnexa.

The MUSE transaction marks an end of an era.  Virgil and I started VIVUS based upon the MUSE technology in 1991.  I specifically wish to thank all of our manufacturing employees and sales reps that have contributed to the success of MUSE over the years.

I also specifically want to thank Guy Marsh, our vice president and general manager, who has run the MUSE operation for the last 10 years.  Thank you all.  It’s been great to be — to develop our relationships and friendships over the year, and I appreciate your work and contributions tremendously.

And now I will open the call to questions.

Operator:                                                                    Thank you sir.  Ladies and gentlemen, if you have a question at this time, please press star then one on your touchtone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.  Again if you have a question, please press star then one.

Our first question comes from Christopher James with McNicoll, Lewis, & Vlack.

Christopher James:                Hi guys, good afternoon and thanks for taking my questions.  Just a couple here.  With respect to the elevation in heart rate and the increased risk for cardiovascular problems down the line, what are you going to submit with the new analyses, and sort of how is that going to look with respect to the CONQUER data and outliers, specifically outliers in that data?  And can you comment on the transientness of the tachycardia?

Peter Tam:                                                            Chris, it’s Peter.  First of all, we’ve presented some of those analyses at the AdCom.  We’ve actually conducted quite a few additional analyses looking at heart rate and its association or lack thereof with regard to these cardiovascular serious adverse events.

First of all, I want to say that there — our opinion is that, based on the data, that there is no association.  We’ve looked at outliers, we’ve looked at patients with existing — pre-existing cardiovascular diseases, as well as concomitant medications for their cardiovascular conditions, and we see no association based on all the work that we’ve done.

You know, we also shared with the AdCom, as well as public, that the rate pressure product goes down compared to baseline, and that’s a favorable response overall.  We looked at patients who have outlier heart rate and we also saw a favorable reduction in their blood pressure.  So we’re confident that we’ll be able to demonstrate that Qnexa does not increase the risk of these major adverse cardiovascular events.

Christopher James:                Thanks. That’s helpful. Just one quick follow-up housekeeping question.  The drop in R&D quarter to quarter and the drop — the small drop in G&A, how should we view these lines in the near term?  Particularly in the fourth quarter and early 2011, although, obviously, it’s going to be clearly difficult to predict, you know, just given your situation with the FDA?

Tim Morris:                                                        Yeah, Chris, we haven’t given any guidance, and I don’t give any guidance on individual line items, but it’s probably safe to assume since the majority of the critical work has been completed, and also with the MUSE business being sold, you would expect those trends to probably continue.  In the fourth quarter, you will have a gain on the sale of MUSE as well.  So, there will be some interesting accounting items.  But other than that, I think you’re OK with your trend.

Christopher James:                Thanks, Tim. Thanks.

Operator:                                                                    Thank you.  Our next question comes from Alan Carr with Needham & Company.

Alan Carr:                                                               Hi, thanks for taking my question.  I wonder if you can give us an update on partnership strategy.  Has there been any evolution in your disposition since the AdCom?  I’m wondering if you are any more inclined to a more targeted commercial effort with your own sales force?  Thanks.

Leland Wilson:                                      No new guidance, other than the — what you understand about the regulatory approval process here.

Clearly, I have stated on many occasions, Alan, that, you know, for us to be able to drive the best deal, we have to eliminate the regulatory risk here, and so I think the best deal will occur after the approval is given by the FDA.  So we are prosecuting this.

I’d also say that, as I’ve said in the past, too, that we are doing all the work necessary for us or a potential partner to launch the product in terms of all the market research and branding and those kinds of activities are all under way right now.

Alan Carr:                                                               OK, but I get the sense no change, I guess, in your inclination or likelihood of this one going to market on your own, with your own ….?

Leland Wilson:                                      We haven’t said, and it will be dependent upon, obviously, what kind of deal structure we can muster.  Clearly, we will be prepared because, as I said, all the work that we’re doing right now, we will be prepared to launch this product on our own and we’ll do the deal when we get the best deal.

Alan Carr:                                                               And then a quick one, I can’t recall if you guys have discussed this one before.  When we might — we see details on the two-year data?

Leland Wilson:                                      The two-year data will be presented in a cardiovascular meeting or some meeting, I’m not sure.  Peter, do you know exactly where it is going to be presented?  It’s going to be presented at the first meeting that we can get it to.

Alan Carr:                                                               Alright, thanks.

Operator:                                                                    Thank you.  Our next question comes from Michael Tong with Wells Fargo Securities.

Michael Tong:                                         Hi.  Thanks for taking the question.  Peter, I was wondering if you can clarify, when you said submitting the response to the CRL on December 15, is that the response that, if the FDA accepts it, would trigger either a Class I or a Class II review, or are there steps after that before you get to that point?

Peter Tam:                                                            There will probably be steps — again, we are working in parallel here.  There is the response, and then there’s the resubmission, the formal resubmission.

Again, we are confident in our belief as to what FDA is looking for.  So, work is being prepared in parallel with the formal submission.  So, as Lee mentioned, we may talk to the Division or meet with them to ensure that the content of our submission is aligned with their expectation.  But nevertheless, we expect those things to happen pretty quickly, one after another.

Michael Tong:                                         Okay, so, after the December 15 submission, the FDA will then let you know whether you’re on the right track, and then you go for the official response — or the official resubmission at that point?

Peter Tam:                                                            Yes.

Michael Tong:                                         Great, thank you.

Operator:                                                                    Thank you.  Our next question comes from Steve Byrne with Bank of America.

Steve Byrne:                                                  I was just curious about the strategy here.  You will — you seem confident that you know what the agency is looking for in terms of the evidence that there is no increased risk for CV events.  Do you anticipate needing them after you prepare your argument, and I’m curious as to why not — why not request a meeting ahead of that response?

Peter Tam:                                                            Well, one, the CRL is clear in our view.  And you know, we’re constantly working with consultants to talk about this, and it is our belief that we — it would serve our best interest to get the response to the FDA as quickly as possible, mainly because we have conducted all these analyses that will point to these two particular risk areas.

And at the same time, we believe that FDA is currently working on various projects, and we may, again, want to talk to them, just again, to make sure that they are comfortable with our approach, and then if we need to make some adjustment, we will make adjustments accordingly.

Steve Byrne:                                                  And Peter, I want to make sure I understood you in one of your responses earlier in the call.  I thought I heard you say that patients that had a history of cardiovascular disease did not have any increased rate of cardiovascular adverse events.  Is that right and did you indeed test patients that had a history of cardiovascular disease?

Peter Tam:                                                            No, we looked at a spectrum of patients with varying degree of cardiovascular disease.

For example, some have documented hypertension.  Some are on more than two anti-hypertensive meds, and despite being on two anti-hyperintensive meds, they also have — they continue to have an elevated blood pressure.  So, we looked at heart rate effects, outliers in those patients, and we didn’t really see any increases or anything unusual about any of these subpopulations.  That’s what I was referring to.

Steve Byrne:                                                  Okay, alright, thanks. And then, just lastly, you also refer to the rate pressure product.  I was wondering if you had dialogue with the agency and whether they share your view that that’s a meaningful indicator of risk?

Peter Tam:                                                            Those have been shared with the Division, the reviewing Division.  They haven’t specifically commented, and we don’t expect them to say whether they love it or they don’t like it.  There’s no controversy that we see as of now.

Steve Byrne:                                                  OK, thank you.

Operator:                                                                    Thank you.  Our next question comes from Thomas Wei with Jefferies.

(Tommy):                                                                Hi.  This is actually Tommy for Thomas.  My question was more or less answered, but I just wanted to confirm for someone else’s question that it sounds like you are opening up to the possibility that you could take the usual FDA meeting within 30 days after receiving the letter.  Am I correct in that?  If so, what has changed in your thinking?  Was it feedback from your consultants or was it something else?  Thanks.

Peter Tam:                                                            Well, we never close our minds to what’s the right thing to do.  Tommy, the right thing to do is to make sure that we get all the information available and make our decision accordingly.  And ultimately, we want to minimize the — any potential delay in FDA’s review of our submission.  So, that’s the ultimate goal.

You know, right now, as we stated previously, our first job is to get all these analyses compiled, put together in a cogent manner, send them to the FDA, and if at some point — the content is most important, and if the FDA agrees with these arguments, they certainly will say fine or they need more, and then we will react accordingly.  So, you know, our job is to never close any possibility of talking with the Division because it doesn’t help us to be arrogant or say we don’t need the FDA here.  So, we will adjust mid-course, if necessary.

(Tommy):                                                                Great, thanks.  I’ll jump back in the queue.

Operator:                                                                    Thank you.  Our next question comes from Brian Jeep with Wells Fargo Securities.

Brian Jeep:                                                           I apologize.  I tried to cancel, but my questions have already been answered.  Thank you.

Operator:                                                                    Thank you.  Our next question comes from Adam Cutler with Canaccord.

Adam Cutler:                                              Hi, thanks for taking the question. Wondering, just to make sure that I fully understand your plans —

Leland Wilson:                                      Did we lose Adam?  Are you there?

Operator:                                                                    Sir, if you could, please press star one again if you have a question.

Leland Wilson:                                      Let’s go ahead to the next question, operator, and then we’ll come back to Adam when he gets back on.

Adam Cutler:                                              Can you hear me?

Operator:                                                                    Mr. Cutler, your line is open.

Adam Cutler:                                              Okay, thanks.  Not sure what happened the first time.  But I was just wondering just to make sure that I fully understand your intentions around resubmission.  So, am I right in that right now what you are doing is assembling all of the data that you feel like you need in order to satisfy or answer the FDA’s questions, and some of it was very specific, others were more issues that they were hoping that you could provide some more clarity around?  And that you will resubmit those, at which point you will get a Class I or Class II designation, and there may be further discussion with the FDA?

Or is it the idea that you’ll assemble everything that you feel like you have and that you need to answer the questions, and then, in one form or another, have some discussion with the FDA before you get to the point of officially resubmitting and getting your Class I or Class II and your new PDUFA date?

Leland Wilson:                                      Yes, let’s make sure we all have this real clear here.  The written response that we’re providing to the FDA on December 15 will, in our opinion, answer their questions.  Now, the FDA has to make a determination whether it answers their questions or not.  And if they think that it’s adequate, then we will make the formal resubmission or amendment to the NDA at that point.

So, we believe this has a couple advantages.  One is that it doesn’t hurt our timeline.  Number two, it gets the benefit of having the FDA look at the answers that we have, so that they have some grist for them to discuss.  We’ve always found that to be better, to provide the FDA information, and in order to get good feedback, it, over the years, has proven to be a very time-saving activity. And if they look at it and they have smiles on their faces, I think we’ll all have smiles on our faces, and the submission will be made immediately.

Adam Cutler:                                              So, I guess, under what protocol would you provide the information to the FDA for them to look at, if it’s not yet your official resubmission?

Leland Wilson:                                      Well, you can — there’s a number of ways which that can happen.  You can actually submit it as a briefing document to a meeting, and that has — you know, you understand, I know, Adam, very clearly that it falls into the regulatory process.  So that’s just one possible way. And the FDA, I will say, has been very responsive.  And so, when we have questions or issues that we need to deal with, they have been very responsive to us, and so we’ll cross the base when we get to our submission — our written response here in December.

Adam Cutler:                                              So have you requested a meeting with the FDA?

Leland Wilson:                                      No, we haven’t.

Adam Cutler:                                              So, maybe I’m missing something.  I don’t mean to be difficult.  I’m just wondering why you wouldn’t have already requested a meeting with the FDA since we’re just a little bit more than 30 days away from when you expect to have your resubmission ready, and you are hoping to share it with them and discuss it before you would officially resubmit your NDA.  Is there something I’m missing in the process?

Leland Wilson:                                      No, I think, Adam, there’s a couple issues.  One, the FDA has to have time to take a look at it, and then, we have both formal and informal communication that’s going on, so we’re not sure exactly what the response will be from the FDA. It could be go ahead and submit the amendment, or it could say come in and let’s talk, and in any case, the ball will be in the FDA’s hands at that point, and we will follow their lead.  But we’re hopeful that what we are submitting will be adequate and that the FDA will — it could be as simple as a phone call back to us or a brief phone meeting or something of that nature that will allow us to go ahead with the submission.

Adam Cutler:                                              So, and just a couple more questions on this point.  So, the December 15 guidance that you’re giving, that’s for when you expect to communicate with the FDA, or that’s the time by which you expect to have already communicated with the FDA and made your formal resubmission?

Leland Wilson:                                      We’ll have our formal resubmission to the FDA on December 15.  That’s the plan right now.

Adam Cutler:                                              Okay, so between now and then, you would expect to have some sort of correspondence with the FDA that gives you an indication of whether the information you’ve assembled seems adequate?

Leland Wilson:                                      Well, the FDA will determine when they respond to us, but we will be asking questions, and hopefully we’ll get the answers that we want.  So, we’ll have to just wait and see.

Adam Cutler:                                              OK, thanks.

Leland Wilson:                                      OK Adam.

Operator:                                                                    Thank you.  I am showing no further questions in the queue.  I would like to turn the call back over to Leland Wilson.

Leland Wilson:                                      Okay, thank you.  And again, I want to sincerely thank everybody associated with MUSE.

This is — I watched the truck pull out of the parking lot the other day which had the MUSE NDA on it, which is the final documentation that’s been transferred to Meda.  And I can’t help but say that I did get a little bit of a twinge in my heart.  It’s been a product that has been, I think, the safest drug ever launched in the pharmaceutical industry.  It has provided a wonderful benefit to many men suffering from erectile dysfunction, and under Meda’s guidance, it will continue to provide benefit for many years to come, and so a wonderful product. It was great for us to start the Company on, and if we hadn’t had a little issue like Viagra or PD-5 inhibitors come along, that product would’ve been a major pharmaceutical product.  And — but having — that’s all happenstance today.

But again, thanks to all the employees and everybody associated with MUSE.  Thank you.

Operator:                                                                    Ladies and gentlemen, thank you for your participation in today’s conference.  This concludes the conference and you may now disconnect.

END